EXHIBIT 99.2

THE SAINT JAMES COMPANY ANNOUNCES APPOINTMENT
OF GEORGE MCCARTHY AS CHAIRMAN

SANTA MONICA, Calif., September 18, 2009 /PRNewswire-FirstCall/ - The Saint James Company (OTC Bulletin Board: STJC – News) today announced that it has appointed George McCarthy as Chairman.

 Mr. McCarthy has been in the wine and spirits industry for over four decades. He is the former President of the Americas for Allied Domecq Spirits and Wine and a Director of Allied Domecq Ltd. Prior to that he was President and CEO of Joseph E. Seagram and Sons Limited and Seagram Far East. Mr. McCarthy is currently Chairman of Corby Distilleries Limited the second largest marketer of wine and spirits in Canada. He is past Chairman and a Director of The Sky Ranch Foundation as well as Advisor to the National Board of WAABI. He holds a BA from The University of Detroit and an MBA from The University of Chicago.

Richard Hurst, Chief Executive Officer of Saint James, said:  “I have known George for a number of years, and can attest to his standing in the industry. While he is best known as the leader of some of the most renowned wine and spirits companies, he has also demonstrated his flair for entrepreneurialism. We look forward to being able to draw on the full range of his experiences.”

Mr. McCarthy commented: “I have followed closely Saint James’s steps to invest in the wine industry, and am very excited that they have asked me to be their Chairman. This appointment allows me to be directly involved in a business I’ve always been passionate about. There is still so much upside in the wine industry, especially in New World wines, and I look forward to playing my part to help build Saint James’s presence in the industry.”

About The Saint James Company

The Saint James Company is a US public company, which specializes in the acquisition and distribution of New World wines, and has recently signed agreements for the acquisition of wineries and wine brands in New Zealand and of the rights to Olivia Newton John’s Koala Blue wine brand in North America, as well as a Letter of Intent to acquire a winery in Australia.

Investor Relations
Samson Investment Company
Broadway Plaza
520 Broadway, Suite 350
Santa Monica, CA  90401
(818) 880-5285
(818) 880-4140 (Fax)
info@samsoninvestmentcompany.com

The Private Securities Litigation Reform Act of 1995 provides a “safe harbor” for forward-looking statements.  Certain information included in this press release contains statements that are forward-looking, such as statements related to the future anticipated direction of the industry, plans for future expansion, various business development activities, planned or required capital expenditures, future funding sources, anticipated sales growth, and potential contracts.  Such forward-looking information involves important risks and uncertainties that could significantly affect anticipated results in the future and, accordingly, such results may differ from those expressed in any forward-looking statements made by, or on behalf of, the company.  These risks and uncertainties include, but are not limited to, those relating to development and expansion activities, dependence on existing management, financing activities, and domestic and global economic conditions.